Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS SECOND QUARTER REVENUE

SANTA CLARA, Calif., Jan. 25, 2007 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced revenue results for its fiscal second quarter ended December 31, 2006.

For the quarter, net revenue was $86.9 million, comprised of $71.1 million in product revenue and $15.8 million in services revenue, a 3.7 percent increase as compared to $83.8 million in the first quarter of fiscal 2007. Net revenue was $92.8 million in the second quarter of fiscal 2006.

Revenues in the U.S. were $31.5 million in the quarter, representing 36.3 percent of total consolidated revenue, compared to $34.2 million or 40.9 percent of revenue in the first quarter of fiscal 2007, and compared to $31.9 million or 34.4 percent of revenue in the same quarter a year ago. International revenues were $55.4 million or 63.7 percent of total revenues, compared to $49.6 million or 59.1 percent of revenue in the first quarter of fiscal 2007, and compared to $60.9 million or 65.6 percent of total revenues in the second quarter of last fiscal year.

“We are pleased with the sequential increase in our net revenue results and our further penetration into the service provider customer segment.” said Mark Canepa, president and CEO of Extreme Networks. “We are making progress on our organization changes. We are focused on improving the productivity of our North American sales force, and the development of our product portfolio.”

Cash, short-term investments, and marketable securities were $204.2 million as of December 31, 2006 compared to $423.4 million as of October 1, 2006. During the quarter, the Company paid off its $200 million in subordinated convertible debentures. Also during the quarter, the Company completed its share repurchase program by repurchasing 0.9 million shares for $3.4 million. Since announcing the program in October 2005 and through December 31, 2006, the Company has repurchased a total of 11.1 million shares for $48.3 million dollars. Other items impacting cash during the quarter were capital expenditures of $1.9 million.

As previously announced, the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct a review of the Company’s historical practices for stock option grants and accounting for option grants. The Company has announced that it has reached a preliminary conclusion that the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards, and that it expects to restate its prior financial statements. As a result of the on-going investigation and the expected restatement of prior results, the Company is unable to provide detailed GAAP or non-GAAP financial statements for the quarters ended December 31, 2006, October 1, 2006, or the year ended July 2, 2006. The Special Committee has not yet completed its review of historical stock option grant practices. The Company intends to file its report on Form 10-K for the fiscal year ended July 2, 2006 and its reports on Form 10-Q for the quarters ended December 31, 2006 and October 1, 2006 as soon as practicable following the completion of the review.

The Company received a written notification from the staff of The Nasdaq Stock Market stating that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing on The Nasdaq Stock Market, subject to the condition that the Company file the Form 10-Qs and Form 10-K by March 21, 2007. The Company is seeking an additional extension of time through the appeal process in the event that it is not able to file its reports with the SEC by the specified date.

Quarterly Business Highlights

•	Extreme Networks’ BlackDiamond® 12K switch was selected as a finalist in Light Reading’s prestigious “Leading Lights” competition.

•	The expansion of our fixed-configuration Summit® family of products with the addition of new Summit X450 switches. These new switches deliver the performance of high-density gigabit power over Ethernet and 10 gigabit Ethernet uplinks along support for hardware-based routing of IPv4 and IPv6. The switches also deliver the flexibility and stability of the industry’s first highly resilient, modular operating system, ExtremeXOS™.

•	Extreme Networks enabled the National Center for Data Mining (NCDM) at the University of Illinois at Chicago (UIC), to win the “Bandwidth Challenge” at Supercomputing ‘06 event.

•	CMP Technology Named Extreme Networks the premier hardware provider for the InteropNet at Interop® Las Vegas 2007 and Interop New York, 2007.

•	Extreme Networks announced that it completed the transformation of its North American channel program with a focus on boosting the awareness, solution diversification and loyalty of channel partners.

•	Extreme Networks announced new solutions for mid-sized networks, unveiling fixed-price network security and network convergence readiness assessments that can help customers plan, purchase and maintain their mission-critical networks.

•	Extreme Networks and Avaya announced activities that align the companies as a premier source of engaged networks for public services organizations, including healthcare, education and state and local government.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EST (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Financial information to be discussed during the conference call is posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that help solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data over a wired and wireless infrastructure.

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Extreme Networks is a registered trademark of Extreme Networks, Inc., in the United States and other countries. All other marks are the property of their respective holders.

This announcement contains preliminary, unaudited financial data which could differ from actual financial data to be filed with the Securities and Exchange Commission in our Quarterly Report on Form 10-Q. This announcement contains forward-looking statements that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee of matters relating to the Company’s stock option grants, the possibility that the review will result in a restatement of the Company’s financial statements, or that other actions that may be taken or required as a result of such reviews; the possibility that the Company will not be able to file additional reports with the Securities and Exchange Commission and could be delisted by NASDAQ; risks of litigation and of governmental investigations or proceedings arising out of or related to the Company’s stock option grants or any restatement of the financial statements of the Company, if any; changes in the demand for the Company’s products; changes in capital spending among our current and prospective customers; the Company’s effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and products; a dependency on third parties for certain components and for the manufacturing of our products; and our ability to successfully conclude the sale of our corporate campus. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).